UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 26, 2017

THE PULSE BEVERAGE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-53586	36-4691531
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File No.)	Identification No.)

11678 N. Huron Street

Northglenn, CO 80234

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (720) 382-5476

N/A

(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On December 26, 2017, Registrant sold five (5) ‘restricted’ shares of its newly created Series B Preferred Stock to Robert E. Yates, its Chief Executive Officer and one of its two Directors, at a price of $20.00 per share, for a total purchase price of $100.00.

The transaction was authorized by the Board of Directors, and the Series B Preferred Shares were sold in reliance on an exemption from registration under the Securities Act of 1933, under Section 4(2) thereof, and were issued with a standard private placement legend. The proceeds will be used for working capital.

Each share of the Company’s Series B Preferred stock is entitled to vote at all annual and special meetings of shareholders, and each one Series B Preferred Share is entitled to cast Ten Billion (10,000,000,000) votes on all matters which come before shareholders.

The effect of this transaction is to assure that Robert E Yates will hold sufficient shareholder votes to control the Corporation, even if the Corporation elects to issue substantial numbers of additional shares. In adopting the Board resolutions authorizing this transaction, the Board stated, “… it (is) critical to create a mechanism whereby control of the corporation be retained with existing management, while at the same time the Corporation be placed in a position to issue substantial additional shares in order to obtain additional capital for the corporation, and potentially in connection with one or more acquisitions which might occur.”

The Corporation is not currently party to any binding definitive agreement to make an acquisition or to issue additional securities, other then what has been disclosed in previously filed reports.

Item 3.03 Material Modifications to Rights of Security Holders.

As a result of the creation of the Series B Preferred Stock, as described in Item 5.03 below, and the sale of all five Series B Preferred Shares thereby created to Robert E. Yates, as described in Item 3.02 above, Mr. Yates has now secured a controlling interest in the Corporation, and the other existing shareholders, even were they to vote their shares unanimously, represent a minority block of shareholders in the Corporation, and do not have to power to overrule decisions made by Mr. Yates with respect to the Corporation. As a result, this can be deemed an indirect, but material modification of the rights of other security holders. See Item 3.02 above.

Item 5.01 Changes in Control of Registrant.

As a result of the issuance and sale to Robert E. Yates, the Company’s Chief Executive Officer, of five shares of the Company’s Series B Preferred Stock on December 26, 2017 (see Item 3.02 above), Mr. Yates became the controlling shareholder of the Company.

The five shares of Series B Preferred Stock gives Mr. Yates the right to vote fifty billion votes (10,000,000,000 votes per Series B Share), on all matters submitted to the shareholders of the corporation for a vote. When Mr. Yates’ Series B Shares are combined with the 300,000 shares of Series A Preferred Stock of the Company previously acquired by Mr. Yates, and the 4,211,333 common shares previously acquired by Mr. Yates, Mr. Yates holds an aggregate of 50,304,211,333 votes, out of a total of 51,205,980,026 votes entitled to be cast by all shareholders (based on 905,980,026 Common Shares outstanding as of December 22, 2017), or an aggregate of 98.24% of all such votes entitled to be cast by shareholders.

The shares of Series A Preferred Stock of the Company acquired by Mr. Yates, were acquired with personal funds, in the transaction described in Item 3.02 above.

Item 5.03 Amendments to Articles of Incorporation

The Articles of Incorporation of the Corporation give its Board of Directors the power to issue up to 1,000,000 shares of Preferred Stock, and to fix the rights, preferences and privileges of each class of preferred stock so created. No shareholder approval is required in connection with the creation of classes of preferred stock under this authority and the setting of the rights, preferences and privileges of such shares. 300,000 Series A Preferred Shares have previously been created under this authority and are outstanding, and 700,000 additional preferred shares remain authorized but have not been designated into a class and have not been issued.

Pursuant to this authority the Board of Directors acted on December 26, 2017, to create a new series of preferred stock, entitled Series B Preferred Stock. The Series B Preferred Stock consists of a class of five Series B shares, each of which is entitled to vote at all annual and special meetings of shareholders, and each one Series B Preferred Share is entitled to cast Ten Billion (10,000,000,000) votes on all matters which come before shareholders. The Certificate of Determination of Preferences for the new Series B Preferred Stock adopted by the Board of Directors sets out various other rights, preferences and privileges for the Series B Preferred Stock, and a copy of said Certificate of Determination of Preferences for the new Series B Preferred Stock is attached hereto as Exhibit A, and be this reference, incorporated herein.

Item 9.01 Exhibits.

Exhibit 9.01 (d) Attached hereto is the Certificate of Determination of Preferences for the Corporation’s Series B Preferred Stock, as adopt by its Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 26, 2017

THE PULSE BEVERAGE CORPORATION

By:	/s/ Robert E. Yates
Robert E. Yates, Chief Executive Officer